Exhibit 10.5

August 20, 2021

Wendy Hufford
XXXX
XXXX

Dear Wendy:

It is with great pleasure that we offer you the opportunity to join Chico’s FAS, Inc. As you are aware, we are a respected organization within which this position is a key driver of our success. As one of the top specialty retailers, we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following will outline the specifics:

Position:            SVP, General Counsel & Corporate Secretary

Reports to:          Kristin Gwinner, Chief Human Resources Officer

Start Date:         September 13, 2021

Base Salary:     $350,000.00 annually
Bonus Plan:
Annual target of 50% of base salary earned during each fiscal year performance period, with target bonus for FY21 (January 2021 to January 2022) which is contingent upon the achievement of corporate and brand financial objectives, prorated for time in position. The terms of the bonus, including eligibility, payouts and objectives are subject to the Management Bonus Plan and may be modified from time to time. All payouts are based on fiscal year business results and can vary from 0% to a maximum of 200% of your target bonus potential (100% of base salary earned). Bonus is typically paid in March, after the conclusion of the fiscal year.
Equity Grants:
Following your start date, you will receive a new hire equity grant of Restricted Stock equivalent to $250,000 in value if the stock price is trading above $4.00 per share on the grant date or 62,500 shares if the stock price is trading at or below $4.00 per share on the grant date. The Restricted Stock shares will vest ratably over a three-year period.

You will be eligible for annual equity grants delivered in a combination of 50% Restricted Stock and 50% Performance Share Units (based on target for the Performance Share Units). The amount of such grants is established by the Human Resources, Compensation and Benefits Committee of our Board of Directors on an annual basis and may change from year to year. Annual equity grants are typically made in March.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Ms. Wendy Hufford

Annual Review:
You will be eligible for the FY21 performance appraisal process in 2022.
Time Off:
You will be eligible for 23 days of Paid Time Off (PTO) for each full calendar year of employment. This is an accrued benefit that you start to earn on your start date. In addition, Chico’s FAS, Inc. currently observes seven paid holidays and one floating day of your choice.
You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Program:
Medical/Dental/Vision Plans
Eligibility Date: Effective your first day of active employment

Life Insurance:
The company provides term insurance equal to 1X your base salary as well as accidental death and dismemberment insurance equal to 1X your base salary ($500,000 maximum). Supplemental insurance is available for purchase.
Eligibility Date: Effective your first day of active employment

Short and Long Term Disability:
The company provides short and long term disability benefits.
Eligibility Date: Effective your first day of active employment

401(k) Plan:
You may participate with an eligible deferral of your compensation (subject to an IRS maximum). Your 401(k) contributions may be subject to additional limitations under federal regulations.  You will be able to roll over existing qualified funds immediately.
Eligibility Date: After 6 months of employment

Employee Stock Purchase Plan:
You will have an opportunity to purchase Chico’s FAS, Inc. common stock at a discount directly from the company, four times a year, based on quarterly Offering Periods.
Eligibility Date: First Offering Period following 60 days of employment

Executive Benefits
Disability Income Protection:
As an officer, you will be eligible for Chico’s FAS, Inc.’s Supplemental Disability Insurance program after 90 days of employment. This program provides an increased level of income protection should you become totally disabled. Full details of the program will be provided by the Benefits Department.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Ms. Wendy Hufford

Annual Physical:
As an officer, you are eligible to have one company paid physical per year at the Mayo Clinic in Jacksonville, FL as part of our Health and Wellness program.

The items listed above are covered by various benefit plans. Such benefit plans may be modified from time to time. In the event this offer letter conflicts with the terms of a benefit plan document or summary plan description, the terms of the plan document or summary plan description will control.

Child Care:
Chico’s FAS, Inc. is pleased to provide an early education and child development center located on campus. The center is operated by Bright Horizons Family Solutions Inc., a best in class childcare provider. The center accommodates children from ages 6 weeks to 5 years. Summer program options are also available for children ages 5 to 12.

Chico’s Clinic:
You will have access to Chico’s Viva Verna Clinic, which is available to all associates and their spouses. The on-site clinic offers no cost and low-cost appointments for wellness checks, sick visits and lab work. Marathon Health operates the clinic with a staff of nurse practitioners and other providers.
Associate Discount:
You will be eligible for the Chico’s associate discount, which is generally 40% off the retail price for all Chico’s product at all 3 Chico’s Brands (Chico’s, WHBM, Soma), whether purchased on-line or in store. This discount may not apply to all products and all purchases.
Relocation Benefit:
In order to ensure a successful relocation, you will be provided relocation assistance as detailed in the attached Tier I Relocation Program within the next 2 years.
By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful verification of references, background check, in addition to your execution of our attached Restrictive Covenant Agreement.
Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.
We hope you view this opportunity as a chance to have a positive impact while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico’s FAS, Inc. is an at-will employer. That means that either you or the company are free to end the employment relationship at any time, with or without notice or cause.

We are looking forward to having you on our team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience. If you have any questions, please feel free to contact us at the number indicated below.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Ms. Wendy Hufford

Sincerely,

  /s/ Kristin Gwinner

Kristin Gwinner
Chief Human Resources Officer

Contact Information

For questions, please call:
Kristy Knupp
Senior Director, Recruiting
239-346-2043

I accept the terms and conditions of the offer as outlined above:

Please return a signed copy

/s/ Wendy Hufford
Ms. Wendy Hufford

8/21/21
Date

Attachments
Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200